Exhibit 10.1

HUMANA
VOLUNTARY RELEASE AND MUTUAL SEPARATION AGREEMENT

This Voluntary Release and Mutual Separation Agreement (“Agreement”) sets forth the understanding between you, Paul B. Kusserow, and Humana Inc. and its affiliates and subsidiaries (“Humana”) with respect to the mutual termination of your employment with Humana.  In consideration of your agreement to the terms set forth below and the mutual benefits to be derived hereunder, and provided you have executed this Agreement on or after your last date of employment, which is December 31, 2013 (the “Termination Date”), it is agreed:

A.	CONSIDERATION

1)
Monetary Pay:  You will receive 16 months of your annual base salary totaling $700,000.00 (hereafter referred to as “Monetary Pay”), less legally required withholdings and less any debts or expenses you owe to Humana.  This Monetary Pay shall be paid to you in bi-weekly equal installments through March 15, 2014.  The length of time that the biweekly Monetary Payments are due and owing to you shall be called the Monetary Pay Period.  If you agree to the terms of this Agreement, the Monetary Pay Period shall begin on the day immediately following your last date of employment and continue through March 15, 2014; provided, that, the first payment shall be made on the first payroll date following the date this Agreement becomes effective.  Each payment of Monetary Pay shall be considered a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

2)
Vesting of Equity Awards:  Of the Stock Options and Restricted Stock granted to you on February 17, 2011, February 23, 2012 and February 20, 2013, those tranches scheduled to vest on February 17, 2014, February 23, 2014 and February 20, 2014 will vest as provided for in the Humana Inc. Stock Option and/or Restricted Stock Agreements entered into between you and Humana and shall not forfeit upon termination of your employment as provided for in those Agreements. You will have 90 days from the later of the Termination Date or the vesting date to exercise any vested stock options.  In no event may you exercise any vested options beyond their expiration date.

All other Stock Options granted to you that are not vested as of the Termination Date or otherwise scheduled to vest under this section A(2) will terminate on the Termination Date and all other shares of Restricted Stock granted to you that are not vested as of the Termination Date  or otherwise scheduled to vest under this section A(2) will be forfeited on the Termination Date.

3)
Benefits:  If you have medical or dental coverage (also referred to herein as “Benefits”) with Humana, you may continue such Benefits during the Monetary Pay Period by paying Humana an amount equal to the employee contribution for those benefits.  Humana will continue to deduct the employee contribution amount for those Benefits from your Monetary Pay for the Monetary Pay Period unless you terminate coverage by written notification to Humana's Associate Service Center Department.  Thereafter, you will have COBRA continuation rights for dental or medical coverage.

4)
Obtaining Consideration: The Consideration provided for in this Agreement, which you agree you are otherwise not entitled to receive without executing this Agreement, is available if you agree to, and abide by each of the terms of this Agreement.   In order to receive the Consideration, this executed Agreement must be postmarked no later than  twenty-one (21) days after the Termination Date, if mailed, or hand-delivered to   Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville,  Kentucky 40202, no later than twenty-one (21) days after the Termination Date.  You will have seven (7) days following your execution of this Agreement to revoke the Agreement (the “Revocation Period”).  Revocation must be in writing, clearly stating your intent to revoke the Agreement, addressed to Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202.  The written revocation must be either hand delivered with a signature receipt by a Humana representative or sent certified or registered mail and, in either case, received by Humana prior to the end of Revocation Period.  If you do not revoke or cancel this Agreement prior to the end of the Revocation Period, this Agreement shall become fully effective at the end of Revocation Period.

B.  GENERAL RELEASE OF CLAIMS

Release: In consideration of the Consideration provided above you agree to a full and final release and settlement of any and all legal and equitable claims of any type relating to your employment or separation from employment which you have or may have against Humana or any of its officers, agents, or employees, as of the date of this Agreement.  You represent that you have not filed or otherwise initiated any complaints, claims, or charges with any local, state or federal court, agency or board, based on events occurring prior to and including the date you execute this Agreement.  This release includes, but is not limited to, any right, charge, claim, or claims, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, and any and all claims under any other federal, state, or local statutory, administrative, constitutional, common law or other legal or equitable theory, including but not limited to, claims for wrongful discharge or breach of contract.  Further, you agree to waive any right to file or pursue a complaint under Humana's Resolving Issues Policy.  You agree and understand that you do not waive rights or claims that may arise after the date of this Agreement.

You agree not to bring any lawsuit, claim, demand or charge of any kind, whether in tort, contract or common law or pursuant to any federal, state or local ordinance or statute, relating to your employment or to your separation from employment.   However, nothing contained herein will be construed as preventing you from (i) filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any a state civil or human rights agency or commission, or (ii) challenging to the validity of the release of claims provided in this Section B.  Unless the release of claims provided in Section B is determined to be unlawful or invalid, you will not be entitled to recover, and agree to waive, any monetary benefits, reinstatement, individual remedies, or other recovery against Humana in connection with any such charge or complaint.  You further agree to pay Humana for all damages caused to it if you file such a charge or complaint, including all costs and attorneys’ fees incurred, provided that this obligation to pay Humana damages does not apply to any charge or complaint filed under the ADEA.

C.  ADDITIONAL AGREEMENTS/OBLIGATIONS

1)   Other Compensation:  In addition to the Consideration, you will also receive the following:

a)	Compensation granted pursuant to your 2013 Management Incentive Plan (“MIP”) calculated according to the terms of the MIP. The MIP compensation will be paid to you on or before March 15, 2014.

b)	Compensation representing accrued Paid Time Off, payable under Humana Policy;

c)	Compensation you are entitled to under Humana’s Retirement Equalization Plan;

d)	The 401(k) balance you are entitled to receive under the terms of Humana’s 401(k) Plan.

e)	You have 90 days from the Termination Date or until the expiration of your grant, whichever comes first, to exercise any of your vested Stock Options.

f)	All unvested Stock Options and Restricted Stock Units will forfeit pursuant to the terms of the applicable Stock Agreements.

2)
 Stock Agreements:  You understand and agree that the provisions of your February 17, 2011, February 23, 2012 and February 20, 2013 Stock Option Agreements; your February 17, 2011, February 23, 2012 and February 20, 2013 Restricted Stock Unit Agreements; and your February 20, 2013 Performance Based Restricted Stock Unit Agreement (collectively the “Stock Agreements”) shall remain in force, including but not limited to the Sections entitled Agreement Not to Compete and Agreement Not To Solicit.  You further agree that any violation or threatened violation of the provisions of the Stock Agreements, including but not limited to the Sections entitled Agreement Not to Compete and Agreement Not To Solicit, will result in irreparable injury to Humana, that the remedy at law for any violation or threatened violation of such provision(s) are inadequate and in the event of any such breach or threatened breach Humana, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

D.  COVENANTS

1)
Ownership of Intellectual Property:  You agree and acknowledge that all work or work product that you created, developed, produced, utilized or assisted in the creation, development, production, or utilization of, including but not limited to work or work product you were involved in, observed or were exposed to in any way, while you were employed by Humana is the intellectual property of Humana, and as such, is owned by Humana and you have no interest or claim to said work or work product. Whenever requested to do so by Humana, you shall execute any and all applications, assignments or other instruments which Humana shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of Human and its affiliates in any such intellectual property.

2)
Confidentiality and Covenant Not to Disclose:  You acknowledge and agree,  that during or as a result of your employment with Humana,  you have been exposed to and have received non-public information relating to the confidential affairs of Humana and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Humana and its affiliates and other forms of information considered by Humana and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  You agree that the Confidential Information is owned by Humana and that you will not, directly or indirectly, disclose, share or divulge in any manner or in any way through any type of communication or medium, including but not limited to, verbal, electronic, written or auditory, any of said Confidential Information which is now known to you or which hereafter may become known to you as a result of your employment by Humana to any person, firm, corporation, private or public entity of any kind, or use or attempt to use such information in any way.  Additionally, all provisions of the Confidentiality Agreement you agreed to upon employment and affirmed each year thereafter also remain in full force and effect.

If you are requested or compelled to divulge Confidential Information under operation of law, governmental regulation(s) or investigation, subpoena or court order, you agree, prior to any disclosure, to notify Humana of such potential disclosure and cooperate fully with Humana with regard to such proceedings prior to disclosing the information requested, including cooperation with Humana’s counsel or counsel provided to you at Humana’s cost.  Humana acknowledges and agrees that disclosure of Confidential Information under such circumstances and with the express consent of Humana shall not constitute a breach of this Agreement.

3)
Agreement Not to Compete: You agree that for one (1) year after the Termination Date (the “Restricted Period”), you directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another person, shall not engage in any Prohibited Activity with or for a Competing Business (defined below) in the Restricted Territory.  This restriction includes engaging in any preparatory activities respecting the commencement of any Competing Business, including the discussion, either publicly or privately of Humana’s development, invention, or creation of, product or service concepts, product or service designs, underwriting techniques, policy and application forms, marketing intelligence, inventions, technology, or other related information. In addition, during the Restricted Period, you must obtain the advance written approval of Humana prior to engaging in employment or other compensatory services (including services as an agent or independent contractor) for any Competing Business that does not involve Prohibited Activity.  The provisions of this Section D(3) are in addition to  any other non-competition obligations that you may have.

Your passive ownership of less than five percent (5%) of the securities of a publicly traded company shall not be treated as an action in violation of the restrictions set forth herein above.

For purposes of this Agreement, “Competing Business” shall mean any business or commercial activity about which you had access to Confidential Information, and in which Humana is, has been or was preparing to be engaged in at any time within the last two years of your employment, including, without limitation, or in any business that provides a product or service that would conflict with, compete with or replace products or services sold by Humana that you were involved in.

For purposes of this Agreement, “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision or providing of services that are similar in nature or purpose to those services you provided to Humana during the last two years of your employment, or any other activities that would involve the use or disclosure of Confidential Information.

For purposes of this Agreement, “Restricted Territory” shall mean the geographical markets in which Humana or its subsidiaries have been engaged in business or commercial activities and about which you had access to Confidential Information, in the last two years of your employment with Employer.

4)
No Disparagement: You agree not to do or say anything that would diminish or constrain Humana’s good will or good reputation or that of Humana’s employees, officers, directors, agents, products, or services.  You agree not to disparage or seek to injure Humana’s reputation or that of such other aforementioned individuals.  You agree to refrain from making negative statements regarding Humana’s methods of doing business, the quality, wisdom or effectiveness of Humana’s business policies or practices, or the quality of Humana’s products, services, or directors, officers or other personnel.

5)
Cooperation in Defense of Future Actions and in Furtherance of Business Matters: You agree that, if requested by Humana, you will fully cooperate in the event that your assistance or testimony is needed in any litigation, threatened litigation, or dispute arising from events and circumstances which occurred during your employment with Humana.  You also agree that, if requested by Humana, you will fully cooperate and provide assistance to Humana in any matter of which you have or have had knowledge that Humana may consider to be helpful to it in the furtherance of its business matters.

6)
Cessation of Status as an Officer.  Effective August 1, 2013, you are no longer an officer or director of Humana Inc., and of any subsidiaries and other affiliates of Humana Inc. of which you are an officer or director, except for Availity Inc. for which your resignation will be effective as determined by Humana but no later than December 31, 2013 and New Century, Inc. for which your resignation will be effective as determined by Humana but no later than December 31, 2013.  Accordingly, you will not hold yourself out as being an officer or director, or as having any authority to bind, Humana Inc. or any such subsidiary or affiliate.  You agree to execute any documents necessary to reflect the change in status.

You also agree that you will resign any Board of Director position you hold with any entity in which Humana has an ownership interest and will not in the future serve as a director, independent or otherwise, of any entity in which Humana has an ownership interest without written approval from Humana. This provision does not apply to board positions held with any entity where you initiate or facilitate Humana obtaining an ownership interest and you held the board position prior to Humana obtaining an ownership interest.
You also agree that you will resign any Board of Director position you hold with any entity in which Humana has an ownership interest and will not in the future serve as a director, independent or otherwise, of any entity in which Humana has an ownership interest without written approval from Humana. This provision does not apply to board positions held with any entity where you initiate or facilitate Humana obtaining an ownership interest and you held the board position prior to Humana obtaining an ownership interest.

E.  MISCELLANEOUS

1)
No Admission of Liability: It is understood that nothing in this Agreement constitutes any kind of admission of wrongdoing by any party or acknowledgment that Humana has any liability or obligation to you, other than to fulfill the obligations or Agreements contained herein upon proper execution of this Agreement.

2)
Entire Agreement: This Agreement, the Stock Agreements and the Confidentiality Agreement reflect the entire understanding between Humana and you, and no statements, promises or inducements, whether written or oral, made by either party that are not contained in this Agreement, the Stock Agreements or the Confidentiality Agreement shall be valid or binding upon the parties to this Agreement.

3)
Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement.

4)	Counterpart: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

F.  ACKNOWLEDGMENTS:  You and Humana hereby acknowledge and agree:

1)
that you were provided a period of at least twenty-one (21) days to review and consider this Agreement, that you voluntarily waive the remaining balance of this time period if you sign this Agreement before the end of the twenty-one (21) day time period, and that any changes to this Agreement that were made after you first received it either were not material or were made at your request and will not restart the twenty-one (21) day period;

2)	that you have been advised in writing to consult with an attorney prior to executing this Agreement;

3)
that you have been provided a period of seven (7) days immediately following your execution of this Agreement to revoke this Agreement by written notification to Humana by the procedures described in Section A(3) of this Agreement and that this Agreement shall not become effective or enforceable before the end of the seven (7) day Revocation Period;

4)	the Consideration is in addition to anything of value to which you are entitled from Humana.

5)	that you understand each of the terms of this Agreement and the effect of executing this Agreement by your signature; and

6)
that you are executing this Agreement as your own free act and deed, without any coercion or duress, and that you agree to each of the terms and provisions of this Agreement, and that you hereby release any and all of the rights and claims as set forth above in exchange for the Consideration referred to above, which you acknowledge and agree is not Consideration to which you are otherwise entitled without signing this Agreement.

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this Agreement as of the date indicated.

HUMANA

BY: /s/ Lawrence R. Pernosky                                                                      /s/ Paul B. Kusserow
Humana Representative                                                                                Paul B. Kusserow

Lawrence R. Pernosky                                                                     January 2, 2014
Humana Representative Name (please print)                                            Date

Vice President
Title

January 2, 2014
Date